Exhibit 99.1

CONSENT OF GARETH PENNY

TB SA Acquisition Corp (the “Company”) intends to file a Registration Statement on Form S-l (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as Non-Executive Chairman Nominee.

February 12, 2021

By:	/s/ Gareth Penny
Name: Gareth Penny